CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 23, 2009, relating to the financial statements and financial highlights which appears in the August 31, 2009 Annual Report to Shareholders of JPMorgan Undiscovered Managers Behavioral Growth Fund, JPMorgan Undiscovered Managers Behavioral Value Fund and JPMorgan Realty Income Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

December 23, 2009